Exhibit 99.1

Investor Contact:
Laurie Little
The Piacente Group, Inc.
212-481-2050
farmerbros@tpg-ir.com

Farmer Bros. Co. Reports First Quarter Fiscal 2018 Financial Results

Northlake, Texas—(GLOBE NEWSWIRE)—November 7, 2017—Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for its first fiscal quarter ended September 30, 2017.

First Quarter Fiscal 2018 Highlights:

•	Volume of green coffee pounds processed and sold decreased 0.4% over the prior year period;

•	Gross profit decreased $2.2 million and gross margin decreased 200 basis points to 37.2%, over the prior year period;

•	Net loss was $(1.0) million compared to net income of $1.6 million in the prior year period;

•	Adjusted EBITDA was $9.3 million, and Adjusted EBITDA Margin was 7.1%, a decrease of 130 basis points over the prior year period;*

•	Increased coffee production at Northlake, Texas facility with production levels expected to reach 6 million pounds by end of fiscal 2018, on an annual run rate basis;

•	Entered into an agreement in August to acquire substantially all of the assets of Boyd Coffee Company and subsequently completed the acquisition with a combination of cash and stock in October;

•	Made progress on the roll-out of Smart Touch selling platform to help drive efficiency and revenue; and

•	Maintained strong customer service in face of natural disasters.

(*The foregoing non-GAAP financial measures are reconciled to their corresponding GAAP measures at the end of this press release).

“Overall growth was soft in the quarter as we experienced slower than expected demand from some of our larger customers and dealt with the impact of Hurricanes Harvey and Irma, however, the organization performed very well in these challenging circumstances, maintaining strong customer service. Moreover, we secured a number of new business wins which will assist our growth initiatives,” said Mike Keown, President and CEO. “We are also pleased with the progress made during the quarter towards certification of our Northlake, Texas roasting facility and the roll-out of our DSD channel-based sales strategy. Finally, while very early in the integration process, we remain bullish for the potential opportunities resulting from the acquisition of the Boyd Coffee Company business.”

First Quarter Fiscal 2018 Results:

Selected Financial Data

The selected financial data presented below under the captions "Income statement data," "Operating data" and "Balance sheet and other data" summarizes certain performance measures for the three months ended September 30, 2017 and 2016 (unaudited).

	Three Months Ended June 30,
	2017	2016	Y-o-Y Change
(In thousands, except per share data)
Income statement data:
Net sales	$131,713	$130,488	+ 0.9%
Gross margin	37.2%	39.2%	- 200 bps
(Loss) income from operations	$(1,258)	$2,505	- 150.2%
Net (loss) income	$(978)	$1,618	- 160.4%
Net income per common share—diluted	$(0.06)	$0.10	- $0.16

Operating data:
Coffee pounds	23,215	23,314	- 0.4%
Non-GAAP net income	$506	$3,386	- 85.1%
Non-GAAP net income per diluted common share	$0.03	$0.21	- $0.18
EBITDA	$6,088	$8,098	- 24.8%
EBITDA Margin	4.6%	6.2%	- 160 bps
Adjusted EBITDA	$9,334	$11,008	- 15.2%
Adjusted EBITDA Margin	7.1%	8.4%	- 130 bps

Balance sheet and other data:
Total capital expenditures excluding new facility	$4,510	$3,235	+ 39.4%
Total capital expenditures	$7,775	$24,550	- 68.3%
Depreciation and amortization expense	$7,253	$5,008	+ 44.8%

Non-GAAP net income, Non-GAAP net income per diluted common share, EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Volume of green coffee processed and sold declined 0.4% for the quarter notwithstanding the increase in volume associated with the West Coast Coffee business acquired in February 2017, which accounted for approximately 0.8% of the total volume of green coffee processed and sold during the first quarter of fiscal 2018. We estimate that green coffee volume processed and sold during the quarter was negatively impacted by Hurricanes Harvey and Irma by approximately 2.0% compared to the prior year period.

Over the past two quarters less than expected demand from several of our larger Direct Ship customers negatively impacted pounds growth. Additionally, we experienced coffee pound volume declines in sales to customers who take delivery through our DSD network during the first quarter of fiscal 2018 as compared to the prior year period.

In the first quarter of fiscal 2018, green coffee pounds processed and sold through our DSD network were 8.3 million or 35.7% of total green coffee pounds processed and sold, while Direct Ship customers represented 14.9 million pounds or 64.3% of total green coffee pounds processed and sold.

Net sales were $131.7 million in the first quarter of fiscal 2018, an increase of 0.9%, or $1.2 million, over the prior year period. This increase compared to the prior year period was driven primarily by a $1.5 million increase in net sales of roast and ground coffee products and a $1.3 million increase in net sales of tea products, as well as the benefit of higher prices to our cost plus customers due to higher hedged cost of green coffee in the first quarter of fiscal 2018 compared to the prior year period. West Coast Coffee and China Mist contributed $4.1 million in net sales during the first quarter of fiscal 2018, which was offset by a 5.1% reduction in net sales of products other than roast and ground coffee and tea products, which are sold primarily through our DSD network, as well as a 0.4% negative impact from the absence of net sales related to the institutional spice assets. We estimate that net sales were adversely affected by Hurricanes Harvey and Irma by approximately 1% to 2% compared to the prior year period.

Gross profit in the first quarter of fiscal 2018 decreased $2.2 million, or 4.3%, to $49.0 million from $51.2 million and gross margin decreased 200 basis points to 37.2% from 39.2% in the prior year period. The decrease in gross profit and gross margin was primarily due to the increase in manufacturing costs associated with our new Northlake, Texas production facility, the impact of higher hedged cost of green coffee for our cost plus customers, and the absence of the beneficial effect of the liquidation of LIFO inventory quantities, as compared to the prior year period, as well as the effect of changes in sales mix with higher net sales from Direct Ship customers which carry a lower gross margin.

Operating expenses in the first quarter of fiscal 2018 increased $1.6 million or 3.2%, to $50.3 million, or 38.2% of net sales, from $48.7 million, or 37.3% of net sales, in the prior year period. The increase in operating expenses during the period was primarily due to a $2.4 million increase in general and administrative expenses, a $1.6 million reduction in net gains from sales of other assets, and $0.5 million increase in selling expenses.  The increase in operating expenses was partially offset by a $2.9 million decrease in restructuring and other transition expenses associated with the corporate relocation plan.  The increases in general and administrative expenses and selling expenses during the first quarter of fiscal 2018 were partially driven by the addition of West Coast Coffee and China Mist which added approximately $1.6 million to operating expenses exclusive of their related depreciation and amortization, acquisition and integration costs of $2.4 million, and an increase of $1.9 million in depreciation and amortization.

As a result of the foregoing factors, loss from operations in the first quarter of fiscal 2018 was $(1.3) million, as compared to income from operations of $2.5 million in the prior year period.

Total other expense in the first quarter of fiscal 2018 was $(0.4) million, as compared to total other income of $0.2 million in the prior year period, an increase in expense of $0.6 million, primarily due to lower dividend income and interest income resulting from the liquidation of our preferred stock portfolio in the fourth quarter of fiscal 2017 as well as higher interest expense due to an increase in borrowings under our revolving credit facility. In the first quarter of fiscal 2018, net gains on coffee-related derivative instruments were $0.1 million compared to net losses of $(35,000) in the same period of the prior year.

Income tax benefit was $(0.7) million in the first quarter of fiscal 2018 as compared to income tax expense of $1.1 million in the prior year period.

As a result of the foregoing factors, net loss was $(1.0) million, or $(0.06) per common share—diluted in the first quarter of fiscal 2018, as compared to net income of $1.6 million, or $0.10 per common share—diluted in the prior year period.

Non-GAAP Financial Measures:

Non-GAAP net income, Non-GAAP net income per diluted common share, EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

In the fourth quarter of fiscal 2017, we modified the calculation of Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin to exclude acquisition and integration costs. Acquisition and integration costs include legal expenses, consulting expenses and internal costs associated with acquisitions and integration of those acquisitions. Beginning in the fourth quarter of fiscal 2017 acquisition and integration costs were significant and, we believe, excluding them will help investors to better understand our operating results and more accurately compare them across periods. We have not adjusted the historical presentation of Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin because acquisition and integration costs in prior periods were not material to the Company’s results of operations.

Non-GAAP net income in the first quarter of fiscal 2018 was $0.5 million, as compared to $3.4 million in the first quarter of the prior fiscal year. Non-GAAP net income per diluted common share was $0.03 in the first quarter of fiscal 2018, as compared to $0.21 per diluted common share in the first quarter of the prior fiscal year.

Adjusted EBITDA was $9.3 million in the first quarter of fiscal 2018, as compared to $11.0 million in the prior year period, and Adjusted EBITDA Margin was 7.1% in the first quarter of fiscal 2018, as compared to 8.4% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $540 million in fiscal 2017 and has approximately 1,600 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain’s™, McGarvey®, Boyds® and China Mist®.

Investor Conference Call

Michael Keown, President and CEO and David G. Robson, Treasurer and CFO, will host an audio-only investor conference call today, November 7, 2017, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the first quarter ended September 30, 2017. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at—https://edge.media-server.com/m6/p/rmfzumi3—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing Toll Free:  1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 95710264.

The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward- looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the success of our corporate relocation plan, the timing and success of implementation of our direct-store-delivery restructuring plan, our success in consummating and integrating acquired businesses, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC. The results of operations for the three months ended September 30, 2017 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2017	2016
Net sales	$131,713	$130,488
Cost of goods sold	82,706	79,290
Gross profit	49,007	51,198
Selling expenses	38,915	38,438
General and administrative expenses	11,327	8,936
Restructuring and other transition expenses	120	3,030
Net gains from sale of spice assets	(150)	(158)
Net losses (gains) from sales of other assets	53	(1,553)
Operating expenses	50,265	48,693
(Loss) income from operations	(1,258)	2,505
Other (expense) income:
Dividend income	5	265
Interest income	1	129
Interest expense	(523)	(389)
Other, net	87	191
Total other (expense) income	(430)	196
(Loss) income before taxes	(1,688)	2,701
Income tax (benefit) expense	(710)	1,083
Net (loss) income	$(978)	$1,618
Net (loss) income per common share—basic	$(0.06)	$0.10
Net (loss) income per common share—diluted	$(0.06)	$0.10
Weighted average common shares outstanding—basic	16,699,822	16,562,984
Weighted average common shares outstanding—diluted	16,699,822	16,684,319

FARMER BROS. CO.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	September 30, 2017	June 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$7,297	$6,241
Short-term investments	359	368
Accounts receivable, net	47,076	46,446
Inventories	64,789	56,251
Income tax receivable	198	318
Prepaid expenses	8,070	7,540
Total current assets	127,789	117,164
Property, plant and equipment, net	172,680	176,066
Goodwill	10,996	10,996
Intangible assets, net	18,315	18,618
Other assets	6,717	6,837
Deferred income taxes	65,862	63,055
Total assets	$402,359	$392,736
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	45,620	39,784
Accrued payroll expenses	18,376	17,345
Short-term borrowings under revolving credit facility	30,070	27,621
Short-term obligations under capital leases	769	958
Short-term derivative liabilities	2,305	1,857
Other current liabilities	9,745	9,702
Total current liabilities	106,885	97,267
Accrued pension liabilities	50,580	51,281
Accrued postretirement benefits	19,459	19,788
Accrued workers’ compensation liabilities	7,548	7,548
Other long-term liabilities-capital leases	183	237
Other long-term liabilities	1,187	1,480
Total liabilities	$185,842	$177,601
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	—	—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,843,270 and 16,846,002 shares issued and outstanding at September 30, 2017 and June 30, 2017, respectively	16,843	16,846
Additional paid-in capital	42,304	41,495
Retained earnings	222,186	221,182
Unearned ESOP shares	(4,289)	(4,289)
Accumulated other comprehensive loss	(60,527)	(60,099)
Total stockholders’ equity	$216,517	$215,135
Total liabilities and stockholders’ equity	$402,359	$392,736

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Three Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net (loss) income	$(978)	$1,618
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	7,253	5,008
Provision for doubtful accounts	62	507
Interest on sale-leaseback financing obligation	—	310
Restructuring and other transition expenses, net of payments	(573)	869
Deferred income taxes	(895)	1,488
Net gains from sales of Spice Assets and other assets	(97)	(1,711)
ESOP and share-based compensation expense	806	942
Net losses on derivative instruments and investments	261	282
Change in operating assets and liabilities:
Purchases of trading securities	—	(1,466)
Proceeds from sales of trading securities	—	1,259
Accounts receivable	(470)	(3,100)
Inventories	(8,539)	(4,724)
Income tax receivable	120	(7)
Derivative assets (liabilities), net	(455)	2,783
Prepaid expenses and other assets	(133)	195
Accounts payable	10,222	7,343
Accrued payroll expenses and other current liabilities	1,550	(7,057)
Accrued postretirement benefits	(329)	(192)
Other long-term liabilities	(701)	(525)
Net cash provided by operating activities	$7,104	$3,822
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	$(553)	$—
Purchases of property, plant and equipment	(6,931)	(10,196)
Purchases of assets for New Facility	(844)	(14,354)
Proceeds from sales of property, plant and equipment	74	2,014
Net cash used in investing activities	$(8,254)	$(22,536)
Cash flows from financing activities:
Proceeds from revolving credit facility	$11,698	$91
Repayments on revolving credit facility	(9,249)	—
Proceeds from sale-leaseback financing obligation	—	42,455
Proceeds from New Facility lease financing obligation	—	7,662
Repayments of New Facility lease financing	—	(35,772)
Payments of capital lease obligations	(243)	(399)
Proceeds from stock option exercises	—	84
Net cash provided by financing activities	$2,206	$14,121

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Three Months Ended September 30,
	2017	2016
Net increase (decrease) in cash and cash equivalents	$1,056	$(4,593)
Cash and cash equivalents at beginning of period	6,241	21,095
Cash and cash equivalents at end of period	$7,297	$16,502

Supplemental disclosure of non-cash investing and financing activities:
Net change in derivative assets and liabilities included in other comprehensive (loss) income, net of tax	$(428)	$729
Non-cash additions to property, plant and equipment	$207	$4,149
Non-cash portion of earnout receivable recognized-Spice Assets sale	$150	$158

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:

“Non-GAAP net income” is defined as net (loss) income excluding the impact of:

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets;

•	non-cash income tax expense (benefit), including the release of valuation allowance on deferred tax assets;

•	non-recurring 2016 proxy contest-related expenses;

•	non-cash interest expense accrued on the Torrance facility sale-leaseback financing obligation;

•	acquisition and integration costs;
and including the impact of:

•	income taxes on non-GAAP adjustments.

“Non-GAAP net income per diluted common share” is defined as Non-GAAP net income divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.

“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.

“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.

“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	other similar non-cash expenses;

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets;

•	non-recurring 2016 proxy contest-related expenses; and

•	acquisition and integration costs.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.

Restructuring and other transition expenses are expenses that are directly attributable to (i) the corporate relocation plan, consisting primarily of employee retention and separation benefits, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) beginning in the third quarter of fiscal 2017, the DSD restructuring plan, consisting primarily of severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.

In the first quarter of fiscal 2017, we modified the calculation of Non-GAAP net income and Non-GAAP net income per diluted common share (i) to exclude non-recurring expenses for legal and other professional services incurred in connection with the 2016 proxy contest that were in excess of the level of expenses normally incurred for an annual meeting of stockholders ("2016 proxy contest-related expenses") and non-cash interest expense accrued on the Torrance facility sale-leaseback financing obligation which has been included in the computation of the gain on sale upon conclusion of the leaseback arrangement, and (ii) to include income tax expense (benefit) on the non-GAAP adjustments based on the Company’s marginal tax rate of 39.0%. We also modified Adjusted EBITDA and Adjusted EBITDA Margin to exclude 2016 proxy contest-related expenses. These modifications to our non-GAAP financial measures were made because such expenses are not reflective of our ongoing operating results and adjusting for them will help investors with comparability of our results.

Beginning in the third quarter of fiscal 2017 and for all periods presented, we include EBITDA in our non-GAAP financial measures. We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.

Beginning in the third quarter of fiscal 2017, we modified the calculation of Adjusted EBITDA and Adjusted EBITDA Margin to exclude (loss) income from our short-term investments because we believe excluding (loss) income generated from our investment portfolio is a measure more reflective of our operating results. The historical presentation of Adjusted EBITDA and Adjusted EBITDA Margin was recast to be comparable to the current period presentation.

Beginning in the fourth quarter of fiscal 2017, we modified the calculation of Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin to exclude acquisition and integration costs. Acquisition and integration costs include legal expenses, consulting expenses and internal costs associated with acquisitions and integration of those acquisitions. Beginning in the fourth quarter of fiscal 2017 acquisition and integration costs were significant and, we believe, excluding them will help investors to better understand our operating results and more accurately compare them across periods. We have not adjusted the historical presentation of Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin because acquisition and integration costs in prior periods were not material to the Company’s results of operations.

We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets.

Non-GAAP net income, Non-GAAP net income per diluted common share, EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net (loss) income to Non-GAAP net income and reported net (loss) income per common share—diluted to Non-GAAP net income per diluted common share (unaudited):

	Three Months Ended September 30,
(In thousands)	2017	2016
Net (loss) income, as reported	$(978)	$1,618
Restructuring and other transition expenses	120	3,030
Net gains from sale of spice assets	(150)	(158)
Net losses (gains) from sales of other assets	53	(1,553)
Non-recurring 2016 proxy contest-related expenses	—	1,270
Interest expense on sale-leaseback financing obligation	—	310
Acquisition and integration costs	2,410	—
Income tax expense on non-GAAP adjustments	(949)	(1,131)
Non-GAAP net income	$506	$3,386

Net (loss) income per common share—diluted, as reported	$(0.06)	$0.10
Impact of restructuring and other transition expenses	$0.01	$0.18
Impact of net gains from sale of spice assets	$(0.01)	$(0.01)
Impact of net losses (gains) from sales of other assets	$—	$(0.09)
Impact of non-recurring 2016 proxy contest-related expenses	$—	$0.08
Impact of interest expense on sale-leaseback financing obligation	$—	$0.02
Impact of acquisition and integration costs	$0.14	$—
Impact of income tax expense on non-GAAP adjustments	$(0.05)	$(0.07)
Non-GAAP net income per diluted common share	$0.03	$0.21

Set forth below is a reconciliation of reported net (loss) income to EBITDA (unaudited):

	Three Months Ended September 30,
(In thousands)	2017	2016
Net (loss) income, as reported	$(978)	$1,618
Income tax (benefit) expense	(710)	1,083
Interest expense	523	389
Depreciation and amortization expense	7,253	5,008
EBITDA	$6,088	$8,098
EBITDA Margin	4.6%	6.2%

Set forth below is a reconciliation of reported net (loss) income to Adjusted EBITDA (unaudited):

	Three Months Ended September 30,
(In thousands)	2017	2016
Net (loss) income, as reported	$(978)	$1,618
Income tax (benefit) expense	(710)	1,083
Interest expense	523	389
Loss (income) from short-term investments	7	(621)
Depreciation and amortization expense	7,253	5,008
ESOP and share-based compensation expense	806	942
Restructuring and other transition expenses	120	3,030
Net gains from sale of spice assets	(150)	(158)
Net losses (gains) from sales of other assets	53	(1,553)
Non-recurring proxy contest-related expenses	—	1,270
Acquisition and integration costs	2,410	—
Adjusted EBITDA	$9,334	$11,008
Adjusted EBITDA Margin	7.1%	8.4%